EXHIBIT 10.1

SUMMARY OF 2009 BONUS AWARD ARRANGEMENT

On March 24 and March 26, 2009, the Compensation Committee and the Board of Directors of Pinnacle Entertainment, Inc. (the “Company”) approved the performance award for Daniel R. Lee, the Company’s Chairman of the Board and Chief Executive Officer, for 2009 in lieu of a bonus under Mr. Lee’s employment agreement for 2009. Pursuant to the performance award, Mr. Lee is entitled to earn a bonus equal to 1.25% of the Company’s earnings before interest, taxes, depreciation, and amortization (subject to adjustments contemplated in the Company’s 2005 Equity and Performance Incentive Plan, as amended) (“Adjusted Plan EBITDA”) but not to exceed the lesser of: (i) 175% of his annual base salary; or (ii) the amount determined based on the achievement of specified Adjusted Plan EBITDA targets up to 100% of his annual salary and other leadership and development goals established by the Compensation Committee up to 75% of his annual salary. The performance award was granted under the Company’s 2005 Equity and Performance Incentive Plan, as amended.

The Company contemplates that Mr. Lee’s performance award and the bonus paid thereunder will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.